Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel

Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com

O-I GLASS SECOND QUARTER 2020 BUSINESS UPDATE

PERRYSBURG, Ohio (June 8, 2020) – O-I Glass, Inc. (NYSE: OI) today provided a business update in advance of the company’s attendance at the Deutsche Bank 2020 Global Industrials and Materials Summit on June 9, 2020.

“O-I continues to take actions to safely supply our customers while actively managing our business in response to the evolving dynamics caused by the Covid-19 pandemic. As expected, the second quarter has been negatively impacted by temporarily lower shipment levels and production curtailment as we balance supply with demand and comply with governmental health decrees in certain markets. While quarter-to-date shipments were consistently down through mid-May, volume trends have gradually improved over the past few weeks as markets have begun to reopen. Amid a challenging backdrop and elevated curtailment levels, the actions we have taken under our turnaround initiatives have enabled high operating efficiency levels across most of our manufacturing footprint and helped accelerate cost reduction. In addition to these efforts, we have implemented a number of specific measures to partially mitigate the financial impact of the pandemic. As a result, we have delivered positive segment operating results for the quarter through May and cash flows remained comparable to the prior year. Likewise, liquidity remains very strong and May’s refinancing activities have improved O-I’s financial flexibility and balance sheet health. As the company navigates these challenging times, O-I remains committed to its strategy focused on optimizing its structure, turning around performance and revolutionizing glass,” said Andres Lopez, CEO.

Second quarter 2020 business update comments:

•	Employee health and safety is a top priority: O-I continues to implement measures to protect the health and safety of all employees in alignment with the recommendations put forth by the World Health Organization, U.S. Centers for Disease Control and Prevention, or other local authorities based on location.

•	Shipment levels gradually improving as markets begin to reopen: Globally, O-I’s daily shipments in tons were down approximately 18 percent quarter-to-date through May compared to the prior year period, principally due to the pandemic. Starting in mid-May, sales volume trends have improved as many markets gradually start to reopen while Mexico and the Andean countries have just begun to reopen. Excluding Mexico and the Andean countries, daily shipment levels were down low double digits since mid-May. Following the initial onset of the pandemic, O-I has taken swift action to balance supply with lower demand which has resulted in capacity curtailment during the second quarter consistent with lower demand. Over time, the company is shifting curtailment from primarily line closures to more indefinite furnace and plant downtime to reduce the cost absorption related to curtailment. O-I remains agile and will adjust capacity to serve its customers as markets recover. While the situation remains fluid, O-I continues to expect full year 2020 volumes will decline in a range of 5 – 10 percent compared to the prior year.

•	Continued action to mitigate business impact of Covid-19: As expected, the pandemic has negatively impacted O-I’s financial results given the rapid reduction in sales and production volumes. Despite these temporary challenges, the company’s actions to manage costs and proactively align capacity have resulted in segment operating results which were modestly profitable quarter-to-date through May. The company’s turnaround initiatives initiated in 2019 have progressed well and both safety performance and plant quality and efficiency have been at the highest levels in over a year with strong improvement at the eight focus factories. O-I has taken preemptive actions to partially mitigate the impact of the pandemic as it continues to align supply with evolving demand trends, accelerate cost reduction, reduce capital expenditures and manage working capital levels. The company has implemented its previously announced temporary salary reduction program for certain executives and directors as well as a wage deferral program for other salaried employees. The company recently conducted a reduction-in-force program as part of its enhanced SG&A reduction initiative which will help simplify the organization and improve decision making. Furthermore, O-I has suspended its dividend and share repurchase programs amid Covid-19 to focus cash flows on debt reduction.

•	Cash flows remain consistent with the prior year and liquidity remains strong: O-I’s cash flows quarter-to-date through May were comparable to the same period in 2019 despite the challenges of the pandemic reflecting lower capital expenditures and the suspension of asbestos-related claims payments. Additionally, liquidity remained strong and stable. Following recent refinancing activities, the company has improved its financial flexibility with no significant bond maturities until 2023.

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass and we’re proud to make more of it than any other glass bottle or jar producer in the world. We love that it’s beautiful, pure and completely recyclable. With global headquarters in Perrysburg, Ohio, we are the preferred partner for many of the world's leading food and beverage brands. Working hand and hand with our customers, we give our passion and expertise to make their bottles iconic and help build their brands around the world. With more than 27,500 people at 78 plants in 23 countries, O-I has a global impact, achieving revenues of $6.7 billion in 2019. For more information, visit o-i.com.

The company routinely posts important information on its website – www.o-i.com/investors.

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass, Inc. (“O-I Glass” or the “company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the company’s ability to obtain the benefits it anticipates from the Corporate Modernization, (2) risks inherent in, and potentially adverse developments related to, the Chapter 11 bankruptcy proceeding involving the company’s wholly owned subsidiary Paddock, that could adversely affect the company and the company’s liquidity or results of operations, including the impact of deconsolidating Paddock from the company’s financials, risks from asbestos-related claimant representatives asserting claims against the company and potential for litigation and payment demands against us by such representatives and other third parties, (3) the amount that will be necessary to fully and finally resolve all of Paddock’s asbestos-related claims and the company’s obligations to make payments to resolve such claims under the terms of its support agreement with Paddock, (4) the company’s ability to manage its cost structure, including its success in implementing restructuring or other plans aimed at improving the company’s operating efficiency and working capital management, achieving cost savings, and remaining well-positioned to address the company’s legacy liabilities, (5) the company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (6) the company’s ability to achieve its strategic plan, (7) foreign currency fluctuations relative to the U.S. dollar, (8) changes in capital availability or cost, including interest rate fluctuations and the ability of the company to refinance debt at favorable terms, (9) the general political, economic and competitive conditions in markets and countries where the company has operations, including uncertainties related to Brexit, economic and social conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates and laws, natural disasters, and weather; (10) the impact of Covid-19 and the various governmental, industry and consumer actions relate thereto, (11) the company’s ability to generate sufficient future cash flows to ensure the company’s goodwill is not impaired, (12) consumer preferences for alternative forms of packaging, (13) cost and availability of raw materials, labor, energy and transportation, (14) consolidation among competitors and customers, (15) unanticipated expenditures with respect to data privacy, environmental, safety and health laws, (16) unanticipated operational disruptions, including higher capital spending, (17) the company’s ability to further develop its sales, marketing and product development capabilities, (18) the failure of the company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (19) the ability of the company and the third parties on which it relies for information technology system support to prevent and detect security breaches related to cybersecurity and data privacy, (20) changes in U.S. trade policies, and the other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Report on form 10-Q for the quarterly period ended March 31, 2020 and any subsequently filed Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or the company’s other filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the company continually reviews trends and uncertainties affecting the company’s results or operations and financial condition, the company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.